Exhibit (h)(2)

SCHEDULE A

FUND LIST

Dated: July 31, 2014

Diversified Assets Portfolio

Treasury Portfolio

Tax-Exempt Portfolio

Liquid Assets Portfolio

U.S. Government Portfolio

U.S. Government Select Portfolio

Treasury Portfolio

Prime Obligations Portfolio

NORTHERN INSTITUTIONAL FUNDS		THE NORTHERN TRUST COMPANY

By:	/s/ Lloyd A. Wennlund	By:	/s/ Randal Rein
Name:	Lloyd A. Wennlund	Name:	Randal Rein
Title:	President	Title:	Senior Vice President

A-3